Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Marwynn Holdings, Inc.

We consent to the incorporation of our report dated July 30, 2026 relating to the consolidated financial statements of Marwynn Holdings, Inc. and subsidiaries as of and for the year ended April 30, 2026 appearing in this Annual Report on Form 10-K of Marwynn Holdings, Inc. for the year ended April 30, 2026.

/s/ Enrome LLP

Singapore

July 30, 2026

PCAOB ID: 6907